Exhibit 15.1

INDEPENDENT ACCOUNTANTS’ ACKNOWLEDGEMENT

To the Shareholders and Board of Directors of The Home Depot, Inc.:

We acknowledge our awareness of the incorporation by reference of our report dated November 18, 2002, included within the Quarterly Report on Form 10-Q of The Home Depot, Inc. for the quarter ended November 3, 2002, in the following Registration Statements:

DESCRIPTION:	REGISTRATION STATEMENT NUMBER

Form S-3

DepotDirect employee stock purchase program	333-03497

DepotDirect employee stock purchase program	333-81485

Form S-8

The Home Depot, Inc. Amended and Restated 1981 Incentive Stock Option Plan	33-22299

The Home Depot, Inc. Employee Stock Purchase Plan	33-22531

The Home Depot, Inc. 1991 Omnibus Stock Option Plan	33-46476

The Home Depot, Inc. Non-U.S. Employee Stock Purchase Plan	033-58807

The Home Depot Futurebuilder	333-01385

The Home Depot, Inc. Employee Stock Purchase Plan	333-16695

The Maintenance Warehouse Futurebuilder	333-91943

The Home Depot Futurebuilder	333-85759

The Home Depot, Inc. 1997 Omnibus Stock Incentive Plan	333-61733

The Home Depot Futurebuilder for Puerto Rico	333-56207

The Home Depot Canada Registered Retirement Savings Plan	333-38946

The Home Depot, Inc. Restated and Amended Employee Stock Purchase Plan	333-56724

The Home Depot, Inc. Non-Qualified Stock Option and Deferred Stock Units Plan and Agreement	333-56722

The Home Depot, Inc. Deferred Stock Units Plan and Agreement	333-62316

The Home Depot, Inc. Deferred Stock Units Plan and Agreement	333-62318

The Home Depot, Inc. Deferred Stock Units Plan and Agreement	333-72016

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ KPMG LLP
KPMG LLP
Atlanta, Georgia
December 5, 2002